COMPANIA de MINERALES de ZACATECAS, S. de R.L. de C.V.
c/o Apex Silver Mines Corporation
1700 Lincoln Street, Suite 3050
Denver, CO  80203

March 15, 2002

Mr. Thomas Patton, President
Western Copper Holdings Limited
1650-1185 West Georgia Street
Vancouver, BC
Canada  V6E 4E6

Re:

El Pirul Property, State of Zacatecas, Mexico

Dear Mr. Patton:

This Amended and Restated letter agreement and its Attachments (collectively, the "Letter Agreement") are intended to set forth the terms and conditions of Agreement between Compania de Minerales de Zacatecas, S. de R.L. de C.V. ("CM"), a Mexican company and wholly-owned subsidiary of Apex Silver Mines Limited, a Cayman Islands corporation ("Apex"); and Minera Faja de Plata, S.A. de C.V. ("MFP"), a Mexican company and a wholly-owned subsidiary of WCI (Faja de Plata) Limited [BVI], which is a wholly-owned subsidiary of Western Copper International Ltd. [BVI], which is a wholly-owned subsidiary of Western Copper Holdings Limited, a British Columbia corporation ("Western"); regarding the El Pirul property, State of Zacatecas, Mexico, effective as of the date written above ("Effective Date"), regardless of the dates upon which it actually is signed by the parties hereto. This Letter Agreement replaces an agreement between the parties dated August 1, 2001.

1.

Parties to Letter Agreement:  The Mexican company parties to this Letter Agreement are CM and MFP.  However, the parties understand and agree that certain of the obligations set forth in this Letter Agreement also must be performed by Apex and Western.  By their respective endorsements at the end of this Letter Agreement, Apex and Western agree and covenant to each other that they shall have contractual responsibility to perform those obligations, and they further agree to cause CM and MFP to perform obligations undertaken by them in this Letter Agreement, with the result that a breach of an obligation by CM or MFP shall be deemed to be a breach by Apex or Western, respectively.

2.

Properties Subject to Letter Agreement:  CM and MFP each own certain mineral concessions known collectively as the El Pirul property, State of Zacatecas, Mexico (collectively, the "Property").  The concessions owned by CM are described in Part A of Attachment 1 to this Letter Agreement (the "CM Property").  The concessions owned by MFP are described in Part B of Attachment 1 to this Letter Agreement (the "MFP Property").

3.

Representations and Warranties by CM and MFP:  CM and MFP each hereby represent and warrant to the other that:

A.

It owns an undivided 100% right, title and interest in and to its portion of the Property, as described in Attachment 1;

B.

Each of the claims comprising its portion of the Property is in good standing under the laws of Mexico and the State of Zacatecas and is free and clear of all liens and encumbrances;

C.

Neither it, its parent, nor any of its affiliates knowingly has done anything or refrained from doing anything that might impair its interest in the Property or any of the claims that comprise its portion of the Property;

D.

It has the full right, power and authority with respect to its portion of the Property to enter into this Letter Agreement and to grant the rights herein contemplated; and

E.

There are no outstanding agreements or options to acquire or purchase its portion of the Property or any part thereof or any interest therein, and no person has any royalty or other interest of any nature whatsoever in its portion of the Property.

4.

Exploration Phase; Exploration Operations:  The initial phase of this Letter Agreement shall be a period of one (1) year (the "Exploration Phase"), commencing on the Effective Date.  A description of the general scope of the operations to be conducted during the Exploration Phase is appended as Attachment 2 to this Letter Agreement.  The specific operations to be conducted within those general guidelines during the Exploration Phase shall be determined by unanimous agreement of members of a committee (the "Exploration Committee"), which shall consist of one member each from CM and MFP.  MFP shall serve as manager of operations to be conducted during the Exploration Phase, consistent with the determinations of the Exploration Committee.  The Exploration Committee shall meet at least once each calendar quarter unless agreed otherwise by its members.  MFP shall provide CM with written reports of exploration activities and results at reasonable intervals, but in no event less frequently than monthly during periods of active exploration operations and not less frequently than quarterly if no active exploration operations are being conducted on the Property.

5.

Funding of Exploration Operations:  Exploration operations during the Exploration Phase shall be funded as follows:

A.

MFP shall establish an account (the "Exploration Account"), which shall be kept separate from its and Western's other funds.  MFP shall provide CM with accountings of expenditures from and balances in the Exploration Account with each of its exploration reports provided pursuant to paragraph 4 above.

B.

CM shall meet its share of the funding commitment by Apex delivering or causing to be delivered to Western a number of shares of the common stock of Apex, the number to be calculated as follows:

N = U.S. $100,000 ¸ V,

where N is the number of Apex Limited shares to be delivered, and V is the closing price of Apex shares on the American Stock Exchange on the business day immediately prior to the date those shares are delivered to Western.  The Apex shares so delivered to Western thereafter shall be owned by Western, subject to the following requirements, conditions and limitations:

(i)

Western shall not sell any of those Apex shares prior to 60 days after their date of delivery to Western; and

(ii)

Western shall sell Apex shares in a number that, when combined with Western's matching funds (described in the following sentence), will be sufficient to meet each successive phase of exploration prior to initiating that phase of exploration.  The proceeds from each sale shall be deposited immediately by Western into the Exploration Account, and Western periodically, but not less frequently than bi-monthly, shall deposit into the Exploration Account a matching amount from its own funds.  Western shall not sell more than 2000 Apex shares in any one day without the prior approval of Apex.

A.

Western shall cause MFP to utilize all funds in the Exploration Account so as to pay in a timely manner for all operations during the Exploration Phase and all mining claim taxes on the Property that become due during the Exploration Phase.

B.

In the event that Western holds any Apex shares upon termination of this agreement in accordance with sections 6 or 7, the remaining Apex shares shall be immediately returned to Apex by Western. In the event that any funds remain in the Exploration Account upon any termination of this agreement and completion of any reclamation required under sections 6 or 7.A, the remaining funds will be split between CM and MFP as to 50% each.

6.

Election to Proceed to Successive Exploration Phases:  Within thirty (10) days after completion of Phase I or Phase II exploration, or within ten (10) days after MFP's receipt of all exploration test results, whichever is later, MFP shall provide CM with an interim report summarizing all operations conducted during that portion of the Exploration Phase and all test results from those operations.  Within thirty (30) days after CM's receipt of that report, each of CM and MFP shall notify the other in writing whether that party elects to proceed to the next phase (the "Next Exploration Phase").  If either party elects not to proceed to the Next Exploration Phase, then the CM Property shall revert to CM, and the MFP Property shall revert to MFP, and both properties thereafter shall be free and clear of this Letter Agreement; provided, however, that CM and MFP shall share equally in costs of any legally required reclamation of disturbances of any of the Property (regardless of whether the disturbances occurred on the CM Property or the MFP Property) caused by operations during the Exploration Phase.

7.

Election to Proceed to Joint Venture Phase:  Within thirty (30) days after completion of the expenditure of funds in the Exploration Account, or within ten (10) days after MFP's receipt of all exploration test results, whichever is later, MFP shall provide CM with a final written report summarizing all operations conducted during the Exploration Phase and all test results from those operations.  Within thirty (30) days after CM's receipt of that report, each of CM and MFP shall notify the other in writing whether that party elects to proceed to the next phase (the "Joint Venture Phase"), as described in paragraph 7.C below.  The following consequences will result from the following elections:

A.

If neither party elects to proceed to the Joint Venture Phase, then the CM Property shall revert to CM, and the MFP Property shall revert to MFP, and both properties thereafter shall be free and clear of this Letter Agreement; provided, however, that CM and MFP shall share equally in costs of any legally required reclamation of disturbances of any of the Property (regardless of whether the disturbances occurred on the CM Property or the MFP Property) caused by operations during the Exploration Phase.

B.

If only one party elects to proceed to the Joint Venture Phase, the party not wishing to proceed shall transfer and quitclaim to the other party a 100% interest in each concession forming the Property; reserving, however, to the transferring party a royalty of two percent (2%) of Net Smelter Returns as described on Attachment 3 to this Letter Agreement.  Upon such transfer, this Letter Agreement shall terminate; provided, however, that all obligations for reclamation of all disturbances of any areas of the Property, regardless of when the disturbances were created and regardless of who created them, shall become the exclusive obligation of the party electing to proceed.

C.

If both parties elect to proceed to the Joint Venture Phase, they shall assign all of their respective rights, titles and interests in and to the Property to a new company ("Newco"), which shall be organized under the laws of Mexico.  Newco shall be owned 50% each by CM and MFP.  CM and MFP shall execute an agreement (the "Shareholders Agreement") governing the parties' participation in Newco in accordance with the terms set forth in Attachment 4 to this Letter Agreement.

8.

Area of Interest:  CM and MFP agree that any and all mineral interests staked, located, granted or acquired by or on behalf of either party or an affiliate of either party during the term of this Letter Agreement which are located wholly or partially within the area shown on the map appended as Attachment 5 to this Letter Agreement shall be added to the Property that is subject to this Letter Agreement.  For purposes of this Letter Agreement, "affiliate" means a person or entity who is controlled by, controls or is under common control with a party signing this Letter Agreement.  For purposes of this Letter Agreement, Teck Corp. shall not be an affiliate of Western or MFP.

9.

Force Majeure:  No party shall be liable for its failure to perform any of its obligations, or to meet any requirement under this Letter Agreement, due to a cause beyond its reasonable control ("Intervening Event"), and all time limits imposed by this Letter Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

10.

Binding Effect; Supersession of Prior Agreements:  CM, MFP, Apex and Western intend that this Letter Agreement shall be binding, and it shall supercede in their entirety all prior and written agreements and understandings between the parties regarding the subject matter hereof, including but not limited to, the letter dated May 3, 2001 from Western to Apex Silver Mines Corporation and the attachments thereto, and the letter agreement between the parties to this Letter Agreement dated August 1, 2001.

11.

Necessary Approvals:  The transactions contemplated herein and the obligations of the parties hereunder are subject to all necessary regulatory approvals and the approval of the boards of directors of Apex and Western.  If all such approvals are not obtained within forty-five (45) days after the Effective Date, this Letter Agreement shall terminate with no further obligations on the part of either party.

12.

Governing Law and Dispute Resolution:  This Letter Agreement shall be governed by the laws of the Province of British Columbia, Canada, except with respect to Newco corporate matters and Property matters, in which events the laws of Mexico shall govern.  Disputes between the parties shall be resolved by arbitration pursuant to the Canadian counterpart to the Commercial Arbitration Rules of the American Arbitration Association.  The arbitration shall be held in Vancouver, British Columbia, or other location agreed upon by the parties, before a panel of one arbitrator, who shall have at least ten (10) years' experience in the metallic mining industry.

13.

Notices and Payments:  For purpose of notices and payments and delivery of securities pursuant to this Letter Agreement, the following shall apply:

For CM:

Keith Hulley, President

Compania de Minerales de Zacatecas,

S. de R.L. de C.V.

c/o Apex Silver Mines Corporation

1700 Lincoln Street, Suite 3050

Denver, CO  80203

Phone:  303-839-5060

Fax:  303-839-5907

For Western:

Thomas Patton, President

Minera Faja de Plata, S.A. de C.V.

c/o Western Copper Holdings Limited

1650-1185 West Georgia Street

Vancouver, BC

Canada  V6E 4E6

Phone:  604-684-9384

Fax:  604-688-4670

14.

Currency:  All references to "dollars" or "$" shall mean lawful currency of the United States of America, unless otherwise specified herein.

15.

Headings:  The subject headings of the paragraphs in this Letter Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

16.

Waiver:  The failure of CM, MFP, Apex or Western to insist upon the strict performance of any provision of this Letter Agreement or to exercise any right, power or remedy upon a breach hereof, shall not constitute a waiver of any provision of this Letter Agreement or limit such party's right thereafter to enforce any provision or exercise any right.

17.

Modification:  No modification of this Letter Agreement shall be valid unless made in writing and duly executed by CM, MFP, Apex and Western.

18.

Further Assurances; Memoranda for Recordation:  CM, MFP, Apex and Western shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Letter Agreement.  Without limiting the foregoing, CM and MFP agree to execute memoranda for recordation or other similar documents which, in Mexico, will serve the purpose of providing constructive notice to third parties of CM's and MFP's respective rights and obligations with respect to the Property pursuant to this Letter Agreement.

19.

Counterparts:  This Letter Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of CM, MFP, Apex and Western be contained on the same counterpart.  Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

Please indicate your agreement to the above terms by signing in the space below.

Very truly yours,

ACCEPTED AND APPROVED:

Compania de Minerales de Zacatecas

S. de R.L. de  C.V.,

Minera Faja de Plata, S.A. de C.V.

By:         “Signed”

By:

“Signed”

Name:

Name:

Title:

Title:

WESTERN COPPER HOLDINGS LIMITED

By:            “Signed”

Name:

Title:

APEX SILVER MINES LIMITED

By:            “Signed”

Name:

Title:

El Pirul Amended and Restated Final.doc

ATTACHMENT 1
to
Letter Agreement Dated August 1, 2001
between
Compania de Minerales de Zacatecas, S. de R.L. de C.V. ("CM")
and
Minera Faja de Plata, S.A. de C.V. ("MFP")

A.

CM PROPERTY

Claim Type	Type	Area (Ha)	Expedient/Title Number	Expiry Date
El Pirul	Exploration	20.00	8/13/01154
Amplification	Exploration	17.90	15,532
Martha	Exploration	79.26	15,224
San Jose de Gracia	Exploration	14.00	E-321.1-8-370
Santa Lucia	Exploration	50.00	E-8/1.3/544
Estrellita Marinera	Exploration	10.00	1.3/00727
San Pedro de Hercules	Exploration		165720
San Jose de Gracia	Exploration		181909
Alicia	Exploration		188540
El Cristo No. II	Exploration		188710
San Jorge	Exploration		189806
San Felipe	Exploration		189809
Santa Clara	Exploration		190034
Esmeralda	Exploration		191858
San Juan	Exploration		193181
Mexicapan	Exploration		193934
La Esperanza	Exploration		194379
El Porvenir	Exploration		196045
Martha	Exploration		196222
Los Dos Amigos	Exploration		198391
Los Campos	Exploration		199855
La Fe 1	Exploration		199993
La Fe 2	Exploration		199994
La Fe 3	Exploration		199997
La Fe 4	Exploration		199998
Pabellon	Exploration		200057
San Pedro	Exploration		200584
La Estrella	Exploration		201223
Santa Fe	Exploration		201402
Violeta	Exploration		202496
El Progresso	Exploration		203124
San Martin	Exploration		203574
San Martin	Exploration		203576
San Martin	Exploration		203577
San Martin	Exploration		203578
San Martin	Exploration		203582
San Martin Fraccion I	Exploration		203584
Pino I	Exploration		203743
Pino II	Exploration		203744
Pino III	Exploration		203592
San Gabriel	Exploration		203745
San Gabriel	Exploration		203746
San Gabriel	Exploration		203747
If II	Exploration		204004
Largo III	Exploration		204071
Largo III Fracc. II	Exploration		204073
Largo III Fracc. I	Exploration		204072
Largo III Fracc. III	Exploration		204074
Montserrat	Exploration		204081
Largo I	Exploration		204086
Largo IV	Exploration		204087
Largo V	Exploration		204088
Largo II	Exploration		204089
Largo II Fraccion I	Exploration		204090
San Rafael II	Exploration		204483
Gaby	Exploration		204599
Largo VII Fracc. I	Exploration		204701
Largo VII Fracc. II	Exploration		204702
Largo VII Fracc. III	Exploration		204703
Largo VI Fracc. X	Exploration		205161
Ana	Exploration		205778
Emma	Exploration		205779
Largo Fracc. VIII	Exploration		205780
San Pedro	Exploration		205838
Patricia	Exploration		205559
Libra	Exploration		206650
Augustias I	Exploration		207088
El Descuido	Exploration		207809
Olga	Exploration		207296
Augustias II	Exploration		207360
Betty	Exploration		207956
Betty Fracc. I	Exploration		207957
Betty Fracc. II	Exploration		207958
Betty Fracc. III	Exploration		207959
Betty Fracc. IV	Exploration		207960
Largo VI	Exploration		209381
Largo VI Fracc. I	Exploration		209382
Largo VI Fracc. II	Exploration		209383
Largo VI Fracc. III	Exploration		209384
Largo VI Fracc. IV	Exploration		209385
Largo VI Fracc. V	Exploration		209386
Largo VI Fracc. VI	Exploration		209387
Largo VI Fracc. VII	Exploration		209388
Largo VI Fracc. VIII	Exploration		209389
Largo VI Fracc. IX	Exploration		209390
If Fracc. I	Exploration		211821
If Fracc. II	Exploration		211822
Ampliacion Santa Gabriela	Exploration		210770
Los Clarines	Exploration		210800
Santa Lucia	Exploration		210729
San Martin	Exploration		210730
Belem	Exploration		210760
San Manuel	Exploration		210809
La Virgen	Exploration		21108
Estrellita Marinera	Exploration		211490
Los Muertos	Exploration		211496
Puerto de Palomas	Exploration		211497
La Azteca II	Exploration		211768
2da Ampliacion Santa Gabriela	Exploration		211769
11 de Mayo	Exploration		211770
4ta Ampliacion al Patrocinio	Exploration		156648
San Judas Tadeo	Exploration		191101
San Lazaro	Exploration		194101
Providencia	Exploration		193120
Aries	Exploration		194829
Leo	Exploration		195931
San Martin	Exploration		203573
San Martin	Exploration		203575
San Martin	Exploration		203672
Carlos y Granate	Exploration		185899
Eureka	Exploration		115153
10 de Mayo	Exploration		151926
2da Ampliacion al Patrocinio	Exploration		158645
San Vicente Segundo	Exploration		164011
Lucia III	Exploration		169353
Calicanto	Exploration		169355
Vicochea 2	Exploration		168356
San Manuel	Exploration		195450
Santa Elena	Exploration		195449
Adriana	Exploration		198151
San Jose II	Exploration		203269
San Jose	Exploration		170277
Buenavista	Exploration		172189
Villa	Exploration		174480
La Bonanza	Exploration		178542
La Escondida	Exploration		179318
Ampliacion Buena Vista	Exploration		181757
Santa Rita	Exploration		183852
Lucia No. 2	Exploration		185481
Regina	Exploration		187567
El Dorado	Exploration		189081
San Luis de Oro	Exploration		186941
Mina de Guerreros	Exploration		190004
San Felipe	Exploration		190210
Sagrado Corazon	Exploration		190009
Cevada	Exploration		191674
La Castellana	Exploration		192561
3era Ampliacion al Patrocinio	Exploration		191198
La Divina	Exploration		190464
El Cristo	Exploration		194429
San Francisco	Exploration		203270
Ampliacion El Pirul	Exploration		212117
Quinta Ampliacion al Patrocinio	Exploration		212359
Vicochea	Exploration		169354
Mina Remedios	Exploration		200388
Cueva Santa	Exploration		176616
San Felipe	Exploration		190210
San Martin	Exploration		203583
Purisima del Desierto	Exploration		212560
Manuelito	Exploration		211809

B.

MFP PROPERTY

Claim Name	Type	Area (Ha)	Expedient Number	Title	Expiry Date
EL PIRUL	Exploration	1,109.2265	093/21742	Pending
EL PIRUL 2	Exploration	12.4553	093/24095	213348
EL PIRUL 3	Exploration	108.0000	093/24588	213358
EL PIRUL 4 F. I	Exploration	77.4000	093/25601	Pending
EL PIRUL 4 F. II	Exploration	48.0000	093/25601	Pending

ATTACHMENT 2
to
Letter Agreement Dated August 1, 2001
between
Compania de Minerales de Zacatecas, S. de R.L. de C.V. ("CM"),
and
Minera Faja de Plata, S.A. de C.V. ("MFP")

SCOPE OF OPERATIONS DURING EXPLORATION PHASE

Proposed Budget:

US$200,000

Operator:

Minera Faja de Plata, S.A. de C.V.

Phase I   -

Data Compilation and Geologic Mapping

•

Review/compile all existing Apex and Western data

•

Obtain/compile Pan American and Teck data

•

Map and sample high priority target areas

Phase II  -

Geophysics/Geochemistry

•

Buy Consejo air magnetic data for Area of Interest (about 400 square kilometers)

•

Run gravity surveys/ground magnetics in target areas

•

Run EM surveys over potential VMS mineralization

•

Partial extraction geochemistry if warranted

Phase III  -

Drilling

•

Drill up to 2000 meters using RC rig to evaluate best targets

PROPOSED SCHEDULE

MAR 2002 – MAR 2003

	Time (months)	Cost (US$)

Phase I	2-3	$ 20,000
Phase II	2-3	$ 80,000
Phase III	4-5	$ 100,000

Total	8-11	$ 200,000

ATTACHMENT 3
to
Letter Agreement Dated August 1, 2001
between
Compania de Minerales de Zacatecas, S. de R.L. de C.V. ("CM"),
and
Minera Faja de Plata, S.A. de C.V. ("MFP")

NET SMELTER RETURNS

1.

For purposes of the Letter Agreement, the following terms shall have the following definitions:

"Base Metals" means copper, lead, tin, zinc, and non-Precious Metals.

"Fair Market Value" of Mineral Products shall be determined on a unit basis as follows:

(i)

Refined gold bullion shall be valued on the basis of the average of the daily London Bullion Brokers Second Gold Fixing for the five business days prior to the deposit of the bullion into the royalty payor's account at the refiner's place of business;

(ii)

Refined silver bullion shall be valued on the basis of the average of the daily Handy-Harman Noon Silver Quotation for the five business days prior to the deposit of the bullion into the royalty payor's account at the refiner's place of business;

(iii)

Base Metals shall be valued on the basis of an agreed, recognized published index value for the particular metal, such as "Metals Week."  In the absence of such agreed indexed value, the Fair Market Value shall be the proceeds actually received by the royalty payor during the calendar month from the sale of such refined or processed metals.

(iv)

As to all other Mineral Products (i.e., to the extent not covered in clauses (i), (ii) or (iii) above), the Fair Market Value shall be equal to the amount of the proceeds actually received by the royalty payor during the calendar month from the sale of such other Mineral Products.

"Mineral(s)" means all substances (whether metallic or non-metallic) occurring naturally in the earth but excluding Other Minerals.

"Mineral Products" means all Ores produced from the Subject Property which are sold, processed, or refined for their Mineral content or their Other Minerals content and all products derived from such processing or refining including, without limitation, dore, bullion, precipitates, and concentrates of Minerals or Other Minerals.

"Net Smelter Returns" means the Fair Market Value of Mineral Products, less, but only to the extent actually incurred or paid by the royalty payor, the following (and only the following, without duplication):

(i)

Charges and costs, if any, for transportation (including related storage and insurance costs) from the payor's mine, mill, or other processing or refining facility on the Property to the places where the Mineral Products and Minerals are sold; plus charges and costs, if any, for transportation (including related storage and insurance costs) of Mineral Products to any contract mill or refinery and from there to the places where such Mineral Products are sold;

(ii)

Smelter or refinery costs and charges, including assaying and sampling costs, umpire charges and penalties, if any, incurred upon smelting or refining Mineral Products; and

(iii)

Sales, use, gross receipts, severance and other taxes, if any, payable with respect to severance, removal, sale, or disposition of Mineral Products but excluding any taxes on net income as well as any revenue or net proceed taxes.

With respect to heap leaching, in situ leaching or other solution mining methods, in determining Net Smelter Returns there shall be no deduction whatsoever for any processing, recovery or refining costs incurred up to the point at which the final Mineral Product produced or refined by the royalty payor is obtained, including without limitation the costs of mining, crushing, dump preparation, pad construction and preparation, distribution of leach solutions or other mining and preparation costs, transportation of solutions or slurries to the refining processes, refining of slurry or concentrates, preparation of dore, bullion or other refined Mineral Products for sale to a purchaser or delivery for final treatment by a third party, and the costs of reclamation or other environmental compliance relating to any of the foregoing.

"Ore" means all material produced from the Property that contains one or more Minerals and which in the sole discretion of the royalty payor justifies either (i) mining, extracting, or recovering from a place in the Property and selling or delivering to a processing plant or refiner for physical or chemical treatment, or (ii) treating in situ in the Property by chemical solution, or other methods; said term shall also include all Mineral-bearing solutions, natural or introduced, recovered by or for the royalty payor from the Property and sold, processed, or refined by or for the royalty payor, and all Mineral and non-Mineral components of all such materials and solutions.

"Other Minerals" means all geothermal resources, sand, gravel, shot rock, aggregate, rock, building stone, limestone, peat, coal, lignite, oil, gas, other liquid or gaseous hydrocarbons, and all other substances occurring and producible naturally only as gases, liquids, or fluids from wells.

"Precious Minerals" means gold, silver, platinum, palladium and other precious minerals (such as diamonds) produced from Ores.

"Property” has the meaning set forth in the Letter Agreement.

2.

Net Smelter Returns payments shall be due by the end of each calendar month for all Net Smelter Returns paid or accrued during the immediately prior calendar month.

3.

Within ninety (90) days after the end of each calendar year during which the Property was in commercial production, the records relating to the calculation of Net Smelter Returns during that year shall be audited and any adjustments shall be made forthwith.  The audited statements shall be delivered to the party receiving the Net Smelter Returns, who shall have sixty (60) days after receipt of such statements to question in writing their accuracy and, failing such question, the statements shall be deemed correct.

4.

The party receiving the Net Smelter Returns or their representative duly appointed in writing, shall have the right at all reasonable times, upon written request, to inspect such books and financial records as are relevant to the determination of Net Smelter Returns and, at its own expense, to make copies thereof.

5.

Payments of Net Smelter Returns royalties shall be capped at: (a) U.S. $10,000,000, if a party elects not to proceed to the Joint Venture Phase pursuant to paragraph 6.B of the Letter Agreement to which this Attachment 3 is attached; or (b) U.S. $15,000,000, if the parties proceed to the Joint Venture Phase, but a party is diluted to a 3% Net Smelter Returns Royalty, as provided in paragraph 6 of Attachment 4 to the Letter Agreement.

ATTACHMENT 4
to
Letter Agreement Dated August 1, 2001
between
Compania de Minerales de Zacatecas, S. de R.L. de C.V. ("CM"),
and
Minera Faja de Plata, S.A. de C.V. ("MFP")

TERMS TO BE INCLUDED IN NEWCO SHAREHOLDERS AGREEMENT

1.

Introduction.  CM and MFP wish, from a business perspective, to have their relationships during the Joint Venture Phase to be structured and governed in a manner consistent with the Exploration, Development and Mine Operating Agreement ("Model Form 5A, 1996") published by the Rocky Mountain Mineral Law Foundation ("Form 5A").  However, they recognize that joint ventures are not legally recognized entities in Mexico and that a joint venture agreement written in English cannot be registered in Mexico.  Accordingly, the entity to which CM and MFP will transfer their respective interests in the Property and which thereafter will own and operate the Property will be a new company ("Newco") incorporated under the laws of Mexico.  The parties' ownership and governance of Newco will be done pursuant to an agreement between them (the "Shareholders Agreement").  The Shareholders Agreement, to the extent practicable, shall be structured in the same manner as the joint venture entity under Form 5A, as modified by the provisions below in this Attachment 4.

2.

The initial shareholdings each of CM and MFP under the Shareholders Agreement shall be equal to 50% of the outstanding shares of Newco, with each party contributing its portion of the Property to Newco for a deemed value of U.S. $300,000 in return for 300,000 common shares of Newco.

3.

Future exploration, development and mining operations will be funded by the purchase of shares of Newco for U.S. $1.00 each.

4.

Operations and budgets will be determined by a Management Committee, consisting of two representatives each from CM and MFP.  Unless mutually agreed otherwise, all programs and budgets will be for one-year periods and shall be determined by mutual agreement between the representatives of CM and MFP.

5.

MFP shall be the initial operator for Newco's operations, which shall be conducted in a manner consistent with the programs and budgets approved by the Management Committee.  If MFP's shareholdings in Newco fall below 50%, Apex may elect to become the operator.

6.

Parties shall provide sufficient funds to pay for operations conducted pursuant to the Programs and Budgets approved by the Management Committee.  If a party fails to contribute its share of costs, it shall be diluted on a straight-line basis.  If the interest of either party is diluted below 10% of the outstanding shares of Newco, its share interest shall be transferred to the other party and the party so diluted shall receive from Newco a 3% Net Smelter Returns Royalty.  After that time, it no longer shall be entitled to representation on the Management Committee.

7.

Each party shall have a right of first refusal to purchase the shareholdings of the other party in Newco, except for transfers to Affiliates, as defined in Form 5A.

8.

An Area of Interest shall be established, in the same manner as provided for in the Letter Agreement.

9.

Any deadlock in the decisions of the Management Committee shall be resolved as follows:

(a)

If a party has greater than 50% participating interest, that party’s representatives on the Management Committee shall have a casting vote.

(b)

If both parties hold a 50% interest and the Management Committee is unable to reach a decision on a program and/or budget, either party will be entitled to propose a program and budget and become Operator.  Any program and budget proposed pursuant to this section must be sufficient to meet minimum expenditure and tax requirements under Mexican mining laws.

(c)

If both parties propose a program and budget pursuant to paragraph (b), then the budget with higher amount will be adopted.

(d)

If neither party proposes a program and budget pursuant to paragraph (b), then either party will be entitled to make an offer to the other to purchase that party’s entire interest in the project.  The party receiving the offer must either accept the offer or purchase the other party’s interest for the same price.

ATTACHMENT 5
to
Letter Agreement Dated August 1, 2001
between
Compania de Minerales de Zacatecas, S. de R.L. de C.V. ("CM"),
and
Minera Faja de Plata, S.A. de C.V. ("MFP")

AREA OF INTEREST

See map beneath this cover sheet.